FORM 27

MATERIAL CHANGE REPORT

UNDER SECTION 146(1) OF THE SECURITIES ACT (ALBERTA)

1.

Reporting Issuer:

State the full name and address of the principal office in Canada of the reporting issuer:

International Utility Structures Inc.

Suite 1800, 777 8th Avenue S.W.

Calgary, Alberta T2P 3R5

2.

Date of Material Change:

July 31, 2003

3.

News Release:

State the date and place or places of the news release that was issued pursuant to section 146(1) of the Securities Act.

July 31, 2003, Canada Newswire

4.

Summary of Material Change:

See Schedule A

5.

Full Description of Material Change:

See Schedule A

6.

Reliance on Section 146(2) of the Securities Act:

If the report is being filed in reliance on section 146(2) of the Securities Act, state the reasons for the non-disclosure.

N/A

7.

Omitted Information:

N/A

8.

Senior Officers:

Give the name and business telephone number of a senior officer of the reporting issuer who is knowledgeable about the material change and the report or an officer through whom the senior officer may be contacted by the Executive Director.

Name	Business Telephone Number
Robert G.J. Jack President and Chief Executive Officer	(403)269-2350

9.

Statement of Senior Officer:

The foregoing accurately discloses the material change referred to in this report.

Dated at Calgary, Alberta this 31st day of July, 2003.

INTERNATIONAL UTILITY STRUCTURES INC.

Per:

“Robert G.J. Jack”

Robert G.J. Jack – President and Chief Executive Officer

IT IS AN OFFENCE UNDER THE SECURITIES ACT AND THE SECURITIES REGULATION FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THE REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

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SCHEDULE A

INTERNATIONAL UTILITY STRUCTURES INC.
ANNOUNCES FAILURE TO MAKE INTEREST PAYMENT

July 31, 2003 (Calgary, Alberta, Canada) (TSE: IUS) – International Utility Structures Inc., today announced that it will not make the scheduled August 1, 2003 semi-annual interest payment in the aggregate amount of US$3,750,000 due on its 10.75% Senior Subordinated Notes due February 1, 2008 and its 13% Subordinated Notes due February 1, 2008.  Under the terms of the Indentures governing such notes, the failure to pay will not become an Event of Default immediately and may be cured by the Company within a period of 30 days.

During the next 30 days, the Company intends to consider all alternatives available to it in order to secure financing to make the interest payment and in order to commence the process of a financial restructuring.  The Company has engaged financial advisors and discussions have already commenced with various lenders.  As part of the process, the Company intends to commence discussions with the note holders immediately.  In the interim, the Company intends to carry on business as usual and continue providing its high level of service and products to customers and continue paying its suppliers on a timely basis.

Robert Jack, President & CEO said:  "Our Company faces a difficult and challenging task in embarking on a financial restructuring.  Every effort will be made by both management and the Board to maintain and build value for our stakeholders".

International Utility Structures Inc. is a world leader in the manufacture and marketing of metal overhead lighting, power line, traffic and telecommunications support structures for customers in more than 100 countries.  Headquartered in Calgary, Alberta, IUSI has manufacturing, design and engineering capacity in the United States, France and Ireland.  The Company's common shares trade on the Toronto Stock Exchange under the symbol IUS.

This news release contains forward-looking statements concerning IUSI’s objectives.  There can be no assurance that IUSI will be successful in securing financing to make the August 1, 2003 interest payment or that it will complete a financial restructuring.

For more information, please contact:

Robert Jack - President & CEO or Jerry Diener – Vice President Finance & CFO

(403)269-2350 or 1-800-263-9444

Web Address:  www.iusi.ca

Email:  general@iusi.ca

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